Exhibit 99.1

Red Rock Resorts Announces Second Quarter 2020 Results

LAS VEGAS, Aug. 4, 2020 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the second quarter ended June 30, 2020.

The unprecedented challenges presented by the COVID-19 pandemic have significantly impacted the Company's business operations.

On March 17, 2020, the Governor of Nevada ordered a statewide shutdown of all nonessential businesses, including casinos, in an effort to reduce the spread of COVID-19. Similarly, the Graton Casino Resort, which is managed by the Company, closed on March 17th. What originally began as a thirty day shutdown in Nevada ended seventy-nine days later.

On June 4, 2020, the Company reopened its Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station properties, together with its Wildfire properties. The Graton Casino Resort also partially reopened on June 18, 2020.

Second Quarter Results:

  Net revenues were $108.5 million for the second quarter of 2020, a decrease of 77.5%, or $374.4 million, from $482.9 million for the same period of 2019, due to the closure of all of the Company's properties, as explained above.
  Net loss was $118.4 million for the second quarter of 2020, a decrease of $111.4 million, from a net loss of $7.1 million for the same period of 2019, due to the closure of all of the Company's properties, as explained above.
  Adjusted EBITDA(1) was negative $17.3 million for the second quarter of 2020, a decrease of 115.0%, or $132.5 million, from $115.2 million in the same period of 2019, primarily due to the closure of all of the Company's properties, as explained above.

Las Vegas Operations

  Net revenues from Las Vegas operations were $101.0 million for the second quarter of 2020, a decrease of 77.9%, or $356.7 million, from $457.8 million in the same period of 2019, due to the closure of all of the Company's Las Vegas properties, as explained above.
  Adjusted EBITDA from Las Vegas operations was negative $12.1 million for the second quarter of 2020, a decrease of 111.4%, or $118.1 million, from $106.0 million in the same period of 2019, primarily due to the closure of all of the Company's Las Vegas properties, as explained above.

Despite the severe impact of the COVID-19 pandemic on our operating results for the three and six months ended June 30, 2020, our Las Vegas properties showed strong performance for the post-reopening period from June 4 through June 30, 2020. As compared to the same period in the prior year, net revenues decreased 23.3%, Adjusted EBITDA increased 46.8% and Adjusted EBITDA margin increased 2,192 basis points to 45.9%, yielding our highest June EBITDA margin ever. The improved operating results were due in large part to our streamlined cost structure. However, these operating trends are based on the limited period that the properties were open in June and there can be no assurance that these trends will continue at our properties that have reopened or recur at our other properties when or if they reopen.

Native American Management

Adjusted EBITDA from Native American operations was $5.2 million for the second quarter of 2020, a 76.3% decrease from $22.0 million in the same period of 2019, primarily due to the temporary closure of Graton Casino Resort.

Balance Sheet Highlights

The Company's cash and cash equivalents at June 30, 2020 were $270.1 million and total principal amount of debt outstanding at the end of the second quarter was $3.3 billion.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 5694391. A replay of the call will be available from today through August 11, 2020 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDA includes net (loss) income plus depreciation and amortization, share-based compensation, write-downs and other charges, net (including net losses on asset disposals, severance, incremental expenses related to the COVID-19 pandemic, redevelopment and preopening expenses, business innovation and technology enhancements), interest expense, net, (gain) loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, the extent and duration of the impact of the COVID-19 pandemic on the Company's business, financial results and liquidity; the duration of the closure of the Company's properties that have not yet reopened; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies (including the current government-mandated operational restrictions); risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

Rodney S. Atamian
Rod.Atamian@redrockresorts.com
(702) 495-3411

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues:
Casino	$ 75,608	$245,268	$ 283,875	$490,201
Food and beverage	14,985	137,791	103,316	242,724
Room	5,491	49,311	45,567	97,386
Other	6,446	26,905	27,803	52,827
Management fees	5,940	23,593	25,297	46,752
Net revenues	108,470	482,868	485,858	929,890
Operating costs and expenses:
Casino	31,625	87,716	114,900	170,656
Food and beverage	22,424	140,155	114,910	232,391
Room	6,402	20,559	27,075	40,755
Other	3,058	13,674	12,692	25,533
Selling, general and administrative	65,232	110,602	166,505	209,667
Depreciation and amortization	57,924	55,835	116,458	106,688
Write-downs and other charges, net	15,466	8,846	24,273	32,574
	202,131	437,387	576,813	818,264
Operating (loss) income	(93,661)	45,481	(90,955)	111,626
(Losses) earnings from joint ventures	(572)	521	(370)	1,026
Operating (loss) income and (losses) earnings from joint ventures	(94,233)	46,002	(91,325)	112,652

Other (expense) income:
Interest expense, net	(33,980)	(40,981)	(70,038)	(78,419)
Gain (loss) on extinguishment/modification of debt, net	11,164	-	(247)	(302)
Change in fair value of derivative instruments	(1,250)	(12,958)	(21,260)	(19,596)
Other	(118)	(83)	(162)	(152)
	(24,184)	(54,022)	(91,707)	(98,469)
(Loss) income before income tax	(118,417)	(8,020)	(183,032)	14,183
Benefit (provision) for income tax	-	953	(113,185)	(966)
Net (loss) income	(118,417)	(7,067)	(296,217)	13,217
Less: net (loss) income attributable to noncontrolling interests	(46,875)	(3,221)	(72,476)	5,740
Net (loss) income attributable to Red Rock Resorts, Inc.	$(71,542)	$ (3,846)	$(223,741)	$ 7,477

(Loss) earnings per common share:
(Loss) earnings per share of Class A common stock, basic	$ (1.01)	$ (0.06)	$ (3.19)	$ 0.11
(Loss) earnings per share of Class A common stock, diluted	$ (1.01)	$ (0.06)	$ (3.19)	$ 0.10

Weighted-average common shares outstanding:
Basic	70,518	69,556	70,240	69,477
Diluted	70,518	69,556	70,240	116,715

Dividends declared per common share	$ -	$ 0.10	$ 0.10	$ 0.20

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net (Loss) Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenues
Las Vegas operations	$ 101,020	$457,753	$ 457,485	$880,123
Native American management	5,894	23,452	25,154	46,448
Reportable segment net revenues	106,914	481,205	482,639	926,571
Corporate and other	1,556	1,663	3,219	3,319
Net revenues	$ 108,470	$482,868	$ 485,858	$929,890

Net (loss) income	$(118,417)	$ (7,067)	$(296,217)	$ 13,217
Adjustments
Depreciation and amortization	57,924	55,835	116,458	106,688
Share-based compensation	3,589	4,532	7,642	8,385
Write-downs and other charges, net	15,466	8,846	24,273	32,574
Interest expense, net	33,980	40,981	70,038	78,419
(Gain) loss on extinguishment/modification of debt, net	(11,164)	-	247	302
Change in fair value of derivative instruments	1,250	12,958	21,260	19,596
(Benefit) provision for income tax	-	(953)	113,185	966
Other	121	83	163	152
Adjusted EBITDA	$ (17,251)	$115,215	$ 57,049	$260,299

Adjusted EBITDA
Las Vegas operations	$ (12,095)	$105,995	$ 56,390	$240,749
Native American management	5,207	21,950	22,808	43,426
Reportable segment Adjusted EBITDA	(6,888)	127,945	79,198	284,175
Corporate and other	(10,363)	(12,730)	(22,149)	(23,876)
Adjusted EBITDA	$ (17,251)	$115,215	$ 57,049	$260,299